Exhibit 4.11

SALE AND PURCHASE AGREEMENT

by and among

GEOPARK LIMITED

and

THE PURCHASERS (as defined herein)

and

LG INTERNATIONAL CORPORATION

Dated as of November 28, 2018

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ARTICLE I. DEFINITIONS AND TERMS		5

1.1	Definitions.	5

1.2	Interpretation.	5

1.3	Multiple Parties.	5

ARTICLE II. PURCHASE AND SALE; CLOSING		6

2.1	Purchase and Sale of Seller Equity Interests; Transfer of Loan.	6

2.2	Purchase Price; Payments.	6

2.3	Time of Closing.	7

2.4	Closing Deliverables.	8

2.5	Tax Withholding.	10

2.6	Terminations at Closing.	10

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SELLER		10

3.1	Organization; Good Standing and Qualification.	10

3.2	Authority; Approval.	11

3.3	Ownership.	11

3.4	Good Title.	11

3.5	Governmental Filings; No Violations.	11

3.6	Litigation; Proceedings.	12

3.7	Brokers and Finders.	12

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF BUYER		12

4.1	Organization; Good Standing and Qualification.	12

4.2	Authority; Approval.	12

4.3	Governmental Filings; No Violations.	13

4.4	Litigation; Proceedings.	13

4.5	Available Funds.	13

4.6	Brokers and Finders.	14

ARTICLE V. COVENANTS		14

5.1	Confidentiality.	14

5.2	Public Announcement.	15

5.3	Director and Officer Indemnification and Insurance.	15

5.4	Further Assurances.	16

5.5	Transfer Taxes.	16

5.6	Maintenance of Production from Llanos 34 Block.	16

5.7	Payment of Outstanding Contingent Payments.	16

5.8	Buyer Reporting.	17

5.9	Audit Right.	17

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ARTICLE VI. CONDITIONS PRECEDENT		18

6.1	Conditions Precedent to the Obligations of Buyer.	18

6.2	Conditions Precedent to the Obligations of Seller.	19

ARTICLE VII. SURVIVAL; INDEMNIFICATION		19

7.1	Survival.	19

7.2	Indemnification by Seller.	20

7.3	Indemnification by Buyer.	21

7.4	Third-Party Claim Indemnification Procedures.	22

7.5	Direct Claims.	23

7.6	Damages.	24

7.7	Adjustments to Losses and Indemnifiable Taxes.	24

7.8	Payments.	25

7.9	Characterization of Indemnification Payments.	25

7.10	Tax Benefits and Tax Detriments.	25

7.11	Exclusive Remedy.	25

7.12	Other Remedies.	26

ARTICLE VIII. MISCELLANEOUS AND GENERAL		26

8.1	Amendment; Waiver.	26

8.2	Expenses.	26

8.3	Counterparts.	27

8.4	Governing Law; Arbitration; Consent to Jurisdiction.	27

8.5	Notices.	27

8.6	Entire Agreement.	28

8.7	No Third-Party Beneficiaries.	28

8.8	Severability.	29

8.9	Binding Effect; Assignment.	29

8.10	Relationship of Parties.	29

8.11	Fulfillment of Obligations.	29

Exhibit A:	Definitions
Exhibit B:	Purchasers and Seller Equity Interests/Loan
Exhibit C:	Examples of Production and Contingent Payments
Exhibit D:	Form of Llanos 34 Block Monthly Report

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SALE AND PURCHASE AGREEMENT

THIS SALE AND PURCHASE AGREEMENT (including the Exhibits hereto, each as amended or otherwise modified from time to time in accordance with the terms hereof, this "Agreement"), dated as of November 28, 2018, is made by and among GeoPark Limited, a company duly incorporated and existing under the laws of Bermuda ("GeoPark"), and each of the entities listed on Exhibit B hereto (each such listed entity, a "Purchaser") (GeoPark and the Purchasers are collectively referred to herein as the "Buyer"), and LG International Corporation, a company duly incorporated and existing under the laws of Korea ("Seller"). The signatories to this Agreement are collectively referred to as the "Parties" and each individually as a "Party."

RECITALS

WHEREAS, as of the date hereof, the Seller owns 22,500,000 ordinary shares ("GeoPark Chile Shares") in the capital of GeoPark Chile S.A., a company duly incorporated and existing under the laws of Chile ("GeoPark Chile");

WHEREAS, as of the date hereof, the Seller owns 6,898,709 ordinary shares ("GeoPark TdF Shares") in the capital of GeoPark TdF S.A., a company duly incorporated and existing under the laws of Chile ("GeoPark TdF");

WHEREAS, as of the date hereof, the Seller owns twenty percent (20%) of the equity interest ("GeoPark Cooperative Interest") in GeoPark Colombia Coöperatie U.A., a cooperative duly incorporated and existing under the laws of the Netherlands ("GeoPark Cooperative"), including all membership rights of the Seller in the GeoPark Cooperative and all rights and obligations attached to the Seller's rights and entitlement (including but not limited to the Seller's rights and entitlement with respect to the member account and reserve account maintained by the GeoPark Cooperative for the Seller);

WHEREAS, the GeoPark Chile Shares, the GeoPark TdF Shares and the GeoPark Cooperative Interest are referred to herein collectively as the "Seller Equity Interests";

WHEREAS, the Seller made a loan to GeoPark Chile for a total amount of $25,920,682 pursuant to a loan agreement dated July 11, 2014, as amended by its first amendment in 2015, second amendment in 2016 and third amendment in 2017 (collectively, and together with all interest accrued thereon, the "Loan");

WHEREAS, the Seller desires to sell to the Buyer all of the Seller Equity Interests, and the Buyer desires to purchase or cause the relevant Purchaser to purchase from the Seller such of the Seller Equity Interests listed opposite such Purchaser on Exhibit B hereto (collectively comprising all of the Seller Equity Interests), subject to the terms and conditions of this Agreement ("Transaction");

WHEREAS, as part of the Transaction, the Seller desires to transfer the Loan to the relevant Purchaser designated on Exhibit B hereto; and

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WHEREAS, the Buyer and the Seller desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, for good and valuable consideration including the mutual representations, warranties, covenants and agreements between the Parties contained herein, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I.

DEFINITIONS AND TERMS

1.1         Definitions.

Capitalized terms used in this Agreement shall have the meanings specified in Exhibit A or elsewhere in this Agreement.

1.2         Interpretation.

(a)          All references in this Agreement to an "Article," "Annex," "Section" or "Exhibit" are to an Article, Annex, Section or Exhibit of this Agreement, unless the context requires otherwise. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. All exhibits referred to herein as an Exhibit hereto are intended to be and hereby are specifically made a part of this Agreement. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. The words "this Agreement," "hereof," "hereunder," "herein," "hereby," "thereof," "thereunder" or words of similar import refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof, unless the context requires otherwise. Whenever the context requires, the words used herein include the masculine, feminine and neuter gender, and the singular and the plural. The words "include," "includes" and "including" are illustrative, not exclusive. References to day shall mean calendar days. References to dollars or $ are to U.S. Dollars.

(b)          The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring any Party by virtue of the authorship of any provision of this Agreement.

1.3         Multiple Parties.

If a Party to this Agreement is made up of more than one person, or a term is used in this Agreement to refer to more than one Party: (a) an obligation or liability of those Persons is joint and several; (b) a right of those Persons is held by each of them severally; and (c) any other reference to that Party or term is a reference to each of those Persons separately, so that (for example) a representation, warranty or undertaking about that Party is given by those Persons jointly and severally about each of them separately.

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ARTICLE II.

PURCHASE AND SALE; CLOSING

2.1         Purchase and Sale of Seller Equity Interests; Transfer of Loan.

Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties and covenants contained herein, at the Closing, the Seller agrees to sell, assign, convey, transfer and deliver to the relevant Purchaser, and each Purchaser agrees to purchase and accept from the Seller, and where applicable, assume from the Seller, that portion of the Seller Equity Interests and the Loan set forth on Exhibit B, in each case free and clear of any Encumbrance (the "Acquisition"), for the aggregate consideration specified in Section 2.2.

2.2         Purchase Price; Payments.

(a)          As consideration for the sale of the Seller Equity Interests and the transfer of the Loan, the Buyer shall pay an aggregate amount of up to $126,000,002 (the "Purchase Price") to the Seller, in the following installments in the manner and at the times specified below and subject to the provision of subsection (d) hereof:

(i)          $81,000,002 at the Closing;

(ii)         $15,000,000 on June 30, 2019;

(iii)        $15,000,000 on June 30, 2020; and

(iv)        An amount up to $15,000,000 payable in accordance with and subject to the provisions of subsections (b) and (c) below.

(b)         The installment referred to in subsection (a)(iv) above of an amount up to $15,000,000 shall itself be payable in the following manner and at the times specified below, in each case only subject to and upon the occurrence of the specified pre-requisite condition (the "Pre-Requisite Condition") and subject to subsections (c) and (d) hereof:

(i)          $5,000,000 on January 31, 2020 (the "First Contingent Payment"), if the Relevant 2018 and 2019 Llanos Production Level was equal to or greater than Volume A;

(ii)         $5,000,000 on January 31, 2021 (the "Second Contingent Payment"), if (x) the 2020 Llanos Production Level was equal to or greater than Volume B or (y) the sum of the Relevant 2018 and 2019 Llanos Production Level plus the 2020 Llanos Production Level is equal to or greater than the sum of Volume A plus Volume B; and

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(iii)        $5,000,000 on January 31, 2022 (the "Third Contingent Payment"), if (x) the 2021 Llanos Production Level was equal to or greater than Volume C or (y) the Total Production Level was equal to or greater than the Total Volume.

(c)         The amount of the Second Contingent Payment shall be increased from $5,000,000 to $10,000,000 if the First Contingent Payment was equal to zero, and the sum of the Relevant 2018 and 2019 Llanos Production Level plus the 2020 Llanos Production Level is equal to or greater than the sum of Volume A plus Volume B. The amount of the Third Contingent Payment shall be increased (i) from $5,000,000 to $10,000,000 if the First Contingent Payment was equal to $5,000,000, the Second Contingent Payment was equal to zero, and the Total Production Level is equal to or greater than the Total Volume, (ii) from $5,000,000 to $10,000,000 if the First Contingent Payment was equal to zero, the Second Contingent Payment was equal to $5,000,000, and the Total Production Level is equal to or greater than the Total Volume, and (iii) from $5,000,000 to $15,000,000 if the First Contingent Payment and the Second Contingent Payment were equal to zero, but the Total Production Level is equal to or greater than the Total Volume. In no event shall the cumulative contingent payment under subsection (b) above exceed $5,000,000 for the First Contingent Payment, $10,000,000 for the sum of the First Contingent Payment and Second Contingent Payment or $15,000,000 for the sum of the First Contingent Payment, Second Contingent Payment and Third Contingent Payment. For the avoidance of doubt, no volumes produced from the Llanos 34 Block (or any other block) after December 31, 2021, shall be included in the calculation of the foregoing contingent payments comprising the Purchase Price. An illustration of the Parties understanding of the operation of this subsection (c) is set forth in Exhibit C hereto.

(d)         Each amount comprising a portion of the Purchase Price shall be paid by wire transfer of immediately available funds on the relevant date to such bank account of the Seller as specified by the Seller in writing to the Buyer no later than two (2) days prior to the date any payment under this Section 2.2 is required to be made. All payments to be made by the Buyer under this Agreement shall be made without condition or deduction for any counterclaim, defense, recoupment, Tax or setoff. If any payment to be made by the Buyer shall fall due on a day that is not a Business Day, such payment shall be made on the succeeding Business Day unless that would result in payment being made in a different calendar month, in which case payment shall be made on the immediately preceding Business Day. Except as specified in Section 7.12, no interest shall accrue or be due and payable on any component of the Purchase Price.

2.3         Time of Closing.

Subject to the terms and conditions of this Agreement, the signing and closing of the purchase and sale of the Seller Equity Interests and the transfer of the Loan provided for herein (the "Closing") will take place in the offices of Ashurst LLP located at 7 Times Square, New York, New York 10036 (or as otherwise agreed by the Parties) on the Signing Date subject to satisfaction or waiver of the conditions to Closing set forth in Article VI. All actions scheduled in this Agreement for the Signing Date shall be deemed to occur simultaneously at the Closing. At the Closing, there shall also be delivered to Seller and Buyer the certificates, documents and instruments to be delivered under Sections 2.4(a) and 2.4(b), respectively.

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2.4         Closing Deliverables.

(a)          Closing Deliverables to Buyer. The obligation of Buyer to consummate the Transaction shall be subject to the fulfillment by Seller at or before Closing of each of the following conditions (any or all of which may be waived in whole or in part by Buyer in its sole discretion):

(i)          Buyer shall have received, with respect to the (A) GeoPark Chile Shares and the GeoPark TdF Shares, the certificates representing such shares, duly endorsed by the Seller and instruments of transfer, duly executed by the Seller; (B) GeoPark Cooperative Interest, a written resolution of members of the GeoPark Cooperative, signed by the Seller in its capacity as a member, together with a private deed executed by the Seller, required under Dutch law to effect the transfer, duly executed by the Seller; and (C) Loan, a transfer instrument assigning the Loan to the Buyer duly signed by the Seller ((A), (B) and (C) together, the "Transfer Documentation");

(ii)         The Buyer shall have received a certificate from Seller, dated as of the Signing Date, certifying to the effect that the conditions precedent specified in Sections 6.1(a), 6.1(b) and 6.1(c) are true and correct in all respects as of the Signing Date;

(iii)        The Buyer shall have received certified copies of resolutions of the Seller authorizing and approving the execution and delivery of the Transaction Documents to which Seller is a party and the consummation of the transactions contemplated by the Transaction Documents;

(iv)        The Buyer shall have received duly signed irrevocable letters of resignation with effect from and subject to the Closing from each Person appointed by or on behalf of the Seller to the board of directors (or other equivalent governing body) of any of the Subsidiaries and from each other Person (if any) appointed by or on behalf of the Seller to any management or supervisory role at any of the Subsidiaries; and

(v)         The Buyer shall have received a current Certificate of Residence issued in respect of the Seller by the Korean Tax authorities, together with an executed sworn statement of the Seller in the form established by the Chilean Internal Revenue Service's Resolución No. 1 of January 6, 2016.

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(b)          Closing Deliverables to Seller. The obligation of Seller to consummate the Transaction shall be subject to the fulfillment by Buyer at or before Closing of each of the following conditions (any or all of which may be waived in whole or in part by Seller in its sole discretion):

(i)          The Seller shall have received that portion of the Purchase Price due to Seller pursuant to Section 2.2(a)(i) by wire transfer of immediately available funds to a bank account of the Seller notified by the Seller to the Buyer in writing not less than two (2) Business Days prior to the Signing Date;

(ii)         The Seller shall have received a certificate, dated as of the Signing Date, certifying to the effect that the conditions precedent specified in Sections 6.2(a), 6.2(b) and 6.2(c) are true and correct in all respects as of the Signing Date;

(iii)        The Seller shall have received, with respect to the GeoPark Cooperative Interest, a written resolution of members of the GeoPark Cooperative, signed by GeoPark Latin America SLU in its capacity as a member, together with a private deed executed by GeoPark Latin America SLU, required under Dutch law to effect the transfer, duly executed by GeoPark Latin America SLU; provided, that this condition shall only be effective and applicable if Seller has itself executed or otherwise provided all necessary signatures, instruments or other documents necessary to effect such resolution;

(iv)        The Seller shall have received a written resolution of members of the GeoPark Cooperative, signed by GeoPark Latin America SLU in its capacity as a member, granting each Person appointed by or on behalf of the Seller on the board of directors (or other equivalent governing body) of the GeoPark Cooperative and each person (if any) appointed by or on behalf of the Seller to any management or supervisory role of the GeoPark Cooperative discharge from liability in respect of the performance of their duties as a board member of the GeoPark Cooperative; provided, that this condition shall only be effective and applicable if Seller has itself executed or otherwise provided all necessary signatures, instruments or other documents necessary to effect such resolution;

(v)         The Seller shall have received certified copies of resolutions of each Buyer and each GeoPark Guarantor authorizing and approving the execution and delivery of the Transaction Documents to which it is a party and consummation of the transactions contemplated by such Transaction Documents;

(vi)        The Seller shall have received a certified copy of the E&P Contract, as in effect as of the Signing Date, including any amendments thereto; and

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(vii)       The Seller shall have received duly executed originals of the GeoPark Guarantees.

2.5         Tax Withholding.

As set out in Section 2.2(d), all payments to be made by the Buyer under this Agreement shall be made without condition or deduction for any counterclaim, defense, recoupment, Tax or setoff. If the Buyer is required to deduct and withhold an amount under applicable Tax Law from the Purchase Price (or any portion thereof) payable to Seller pursuant to this Agreement, including any withholding for capital gains, the Purchase Price is increased by such amount and the Buyer must make payment of such increase as and when the Purchase Price, or relevant portion of it, must be paid in accordance with this Agreement.

2.6         Terminations at Closing.

(a)          Effective as of the Closing, each of the following documents are terminated and shall no longer be in force and effect: (i) the Members' Agreement, (ii) the Framework Agreement, (iii) the Shareholders Agreements, and (iv) the Secondment Agreements.

(b)          Effective immediately upon full execution of this Agreement, each of Buyer and Seller, by and on behalf of itself and its Representatives, hereby releases and forever discharges each other Party and its Representatives from any and all claims, demands, causes of action, liabilities, or obligations, including costs, fees, and expenses, of any kind or nature based on, relating to, or arising out of the Members' Agreement, Framework Agreement, Shareholders Agreements and Secondment Agreements, whether in law or in equity, or otherwise, and whether or not now known, reported, or claimed, whether fixed or contingent, and whether currently existing or arising in the future.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as of the Signing Date (or in the case of any representation or warranty that speaks of a specified date, as of the specified date of such representation or warranty) as follows:

3.1         Organization; Good Standing and Qualification.

The Seller: (a) is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization; (b) has all requisite entity power and authority to own, pledge or dispose of the Seller Equity Interests and to carry on its business as presently conducted; and (c) is duly qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or conduct of its business requires such qualification, except in the case of subsection (c) of this Section 3.1 where the failure to be so qualified or in good standing, would not, individually or in the aggregate, have, or reasonably be likely to have, a Material Adverse Effect. Seller has made available to Buyer complete and correct copies of its Organizational Documents, each as amended to the Signing Date, and each as so delivered is in full force and effect.

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3.2         Authority; Approval.

The Seller has all requisite entity power and authority, and has taken all entity action, necessary in order to authorize, execute, deliver and perform its obligations under the Transaction Documents to which it is a party, to perform its obligations under the Transaction Documents and to consummate the transactions contemplated by the Transaction Documents. This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles.

3.3         Ownership.

As of the Signing Date, Seller is the record and beneficial owner of the Seller Equity Interests free and clear of any Encumbrances.

3.4         Good Title.

Upon execution and delivery of the Transfer Documentation by Seller and Buyer and upon Closing, Buyer will acquire good title to the Seller Equity Interests, free and clear of all Encumbrances.

3.5         Governmental Filings; No Violations.

(a)          No notices, reports or other filings are required to be made by Seller with, nor are any consents, registrations, approvals, Permits or authorizations required to be obtained by Seller from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents by Seller or the consummation of the transactions contemplated hereby.

(b)          The execution, delivery and performance of this Agreement and the other Transaction Documents by Seller do not, and the consummation of the transactions contemplated hereby and thereby will not, constitute or result in: (i) a breach or violation of, or a default under, Seller's Organizational Documents; or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under, or the creation of an Encumbrance on any of the assets of Seller pursuant to any Contract binding upon Seller or under any Law to which Seller is subject; or (iii) any change in the rights or obligations of any party under any Contract binding upon Seller, except, in the case of clause (ii) or (iii) above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, have, or reasonably be likely to have, a Material Adverse Effect.

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3.6         Litigation; Proceedings.

There is no Action pending or, to the Knowledge of Seller, threatened in writing against, involving or relating to the Seller or Affiliate of the Seller, and no Person has indicated in writing to the Seller or any Affiliate of the Seller an intention to initiate any Action, which, in each case, involves any of the Seller Equity Interests, the Transaction or any of the Transaction Documents in any respect.

3.7         Brokers and Finders.

Neither the Seller nor any of its Affiliates has employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by any of the Transaction Documents for which Buyer would have any Liability.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer hereby represents and warrants to Seller as of the Signing Date (or in the case of any representation or warranty that speaks of a specified date, as of the specified date of such representation or warranty) as follows:

4.1         Organization; Good Standing and Qualification.

GeoPark and each Purchaser: (a) is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization; (b) has all requisite entity power and authority to carry on its business as presently conducted; and (c) is duly qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or conduct of its business requires such qualification; except in the case of subsection (c) of this Section 4.1 where the failure to be so qualified or in good standing, would not, individually or in the aggregate, have, or reasonably be likely to have, a Material Adverse Effect. GeoPark has made available to Seller complete and correct copies of its Organizational Documents, each as amended to the Signing Date, and each as so delivered is in full force and effect.

4.2         Authority; Approval.

GeoPark and each Purchaser has all requisite entity power and authority and has taken all entity action necessary in order to execute, deliver and perform its obligations under the Transaction Documents to which it is a party, to perform its obligations under the Transaction Documents and to consummate the transactions contemplated by the Transaction Documents. This Agreement has been duly executed and delivered by GeoPark and each Purchaser and constitutes a valid and binding agreement of GeoPark and each Purchaser, enforceable against each such Party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles.

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4.3         Governmental Filings; No Violations.

(a)          No notices, reports or other filings are required to be made by GeoPark or any Purchaser with, nor are any consents, registrations, approvals, Permits or authorizations required to be obtained by GeoPark or any Purchaser from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents by GeoPark or any Purchaser or the consummation of the transactions contemplated hereby.

(b)          The execution, delivery and performance of this Agreement and the other Transaction Documents by GeoPark and the Purchasers do not, and the consummation of the transactions contemplated hereby and thereby will not, constitute or result in: (i) a breach or violation of, or a default under such entity's Organizational Documents, as applicable; or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of an Encumbrance on any of the assets of such entities pursuant to any Contract binding upon such entities or under any Law to which any of them is subject; or (iii) any change in the rights or obligations of any party under any Contract binding upon such entities, except, in the case of clause (ii) or (iii) above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, have, or reasonably be likely to have, a Material Adverse Effect.

4.4         Litigation; Proceedings.

There is no Action pending or, to the Knowledge of Buyer, threatened in writing against, involving or relating to Buyer, and no Person has indicated in writing to Buyer an intention to initiate any Action, which, in each case, involves any of the Seller Equity Interests, the Transaction or any of the Transaction Documents in any respect.

4.5         Available Funds.

Buyer has available, or as of the Closing will have available, sufficient funds to enable the Purchasers to pay the Purchase Price in the manner specified under Section 2.2.

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4.6         Brokers and Finders.

Neither Buyer nor any of its Affiliates has employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by any of the Transaction Documents for which Seller would have any Liability.

ARTICLE V.

COVENANTS

5.1         Confidentiality.

(a)          The Parties acknowledge and agree that this Agreement and the other Transaction Documents, their existence and negotiation, the terms and conditions set forth herein and therein, and all documents and information obtained by a Party from another party in connection with the transactions contemplated by the Transaction Documents (collectively, the "Confidential Information") are to be kept confidential, and the Parties shall, and shall cause their respective Representatives to, use all due care to hold confidential and not use in any manner detrimental to either Party any and all Confidential Information; provided, however, that Confidential Information shall not include information that: (i) is or becomes generally available to the public or otherwise enters the public domain other than as a result of a disclosure by a Party or any of its Representatives in violation of this Agreement; (ii) becomes available to a Party or any of its Representatives on a non-confidential basis from a source other than the disclosing Party or its Representatives so long as, to the knowledge of the receiving Party after reasonable inquiry, the disclosure of such information to the receiving Party or its Representatives is not in breach of any confidentiality or similar undertaking with the disclosing party; or (iii) is independently developed by a Party without regard to and/or not on the basis of any Confidential Information. Each Party shall be responsible for any breach of the confidentiality undertaking contained herein by such Party or any of its Representatives.

(b)          Notwithstanding anything in this Section 5.1 to the contrary, a Party or any of its Representatives may disclose Confidential Information to the extent that such Confidential Information: (i) is required or requested to be disclosed as a result of any Law, regulation or the applicable rules of any national securities exchange or interdealer quotation system; (ii) is required or requested of a Party or its Affiliates by the Internal Revenue Service or any other Taxing Authority or any other Governmental Entity, including in connection with a request for any private letter ruling, any determination letter or any audit; or (iii) is disclosed on a similarly confidential basis by such a Party to its Representatives, provided such Party directs and causes such recipients to keep such Confidential Information confidential under the same terms as provided in this Section 5.1. If a Party is advised by legal counsel that disclosure or delivery of Confidential Information provided by the other Party is required by Law, legal process, regulation, judicial or administrative order or requirements of a securities exchange, such disclosing Party will provide the other Party with prompt notice (unless such notice is prohibited by Law or otherwise impractical) so that the other Party may seek a protective order or other appropriate remedy at the sole cost of the Party seeking such protective order or appropriate remedy or waive compliance with the non-disclosure provisions of this Section 5.1 with respect to the information required to be disclosed. If such protective order or other remedy is not obtained, or the other Party waives compliance with the non-disclosure provisions of this Section 5.1 with respect to the Confidential Information required to be disclosed, the disclosing Party will furnish only that portion of such information that it is advised by counsel is legally required to be furnished and will use its commercially reasonable efforts, at the other Party's expense, to obtain reliable assurance that confidential treatment will be accorded such information. In the event that a Party is requested by any banking, securities, securities exchange or other regulatory or self-regulatory organization in connection with any general audit, examination or inquiry of a Party or its regulated Affiliates to disclose Confidential Information, such Party may disclose or deliver any Confidential Information to such authority that such Party reasonably concludes is responsive to such request; provided that such disclosing Party shall advise such authority of the confidential nature of such Confidential Information.

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5.2         Public Announcement.

No Party shall issue a public announcement, press release, statement or other disclosure without the written consent of the other Party, and no such public announcement, press release, statement or other disclosure shall include any reference to any name or trade name of, or any other identifying reference to, the other Party or any of the other Party's Affiliates, unless, in each case, based upon the advice of legal counsel to a Party, such public announcement, press release, statement or other disclosure and/or disclosure of the other Party's identity or that of its Affiliates is required by any applicable Laws or by obligations pursuant to any listing agreement between such Party or any of its Affiliates with any national securities exchange in order to discharge such Party's disclosure obligations, in which case, except to the extent prohibited by applicable Law, the issuing Party shall provide the other Party, in writing, no less than three (3) Business Days prior to such proposed statement, the content of the proposed statement and an opportunity to comment on the statement. The issuing Party may thereafter release such statement (incorporating the reasonable comments of the other Party) and, upon such release, shall promptly furnish the other Party with a copy thereof. Without limiting the generality of the foregoing, except to the extent prohibited by applicable Law, each Party, upon the request of the other Party, shall provide to such Party, and such Party shall have the right to review in advance, all information relating to the transactions contemplated by the Transaction Documents that appear in any filing made with any Governmental Entity or in connection with the transactions contemplated by the Transaction Documents.

5.3         Director and Officer Indemnification and Insurance.

The Buyer acknowledges and agrees that all rights to indemnification, advancement of expenses and exculpation by the Subsidiaries now existing in favor of each Person who is a Representative of Seller who is now, or has been at any time prior to the date hereof, an officer or director of a Subsidiary (each such Person being an "LGI Director") shall survive the Signing Date and shall continue in full force and effect in accordance with their respective terms. The Buyer shall not and shall procure that a Subsidiary does not bring any Action against any LGI Director in respect of any act or omission by an LGI Director before Closing, other than in respect of any fraud or willful misconduct. The Buyer acknowledges that this Section 5.3 is for the benefit of the LGI Directors and is held on trust for them by the Seller.

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5.4         Further Assurances.

Each Party agrees to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law to transfer the Seller Equity Interests to Buyer as contemplated herein and to consummate the other transactions contemplated hereby. Each Party shall, at its own expense, execute and deliver such documents to the other Party as the other Party may reasonably request in order to consummate the transactions contemplated hereby.

5.5         Transfer Taxes.

All Transfer Taxes incurred in connection with this Agreement shall be borne and paid when due by (a) the Buyer to the extent arising in Spain, Chile, the Netherlands or Colombia and (b) the Seller to the extent arising in Korea. Each of the Buyer and the Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes and shall cooperate with each other to the extent reasonably required with respect thereto.

5.6         Maintenance of Production from Llanos 34 Block.

From the Signing Date until January 31, 2022, the Buyer shall use commercially reasonable efforts to ensure that: (a) production is conducted from Llanos 34 Block in the ordinary and usual course (i) in accordance with good international oilfield practice, (ii) so as to comply in all material respects with all applicable Laws, and (iii) with the intention of maintaining the profitability and value of its business; (b) the E&P Contract is not terminated or varied in a manner that materially adversely affects the Seller's entitlement or ability to receive the Contingent Payments; and (c) none of the Buyer's Affiliate's rights under or in connection with the E&P Contract in respect of Llanos 34 Block are cancelled, surrendered, allowed to lapse, assigned or otherwise diminished other than in accordance with good international oilfield practice.

5.7         Payment of Outstanding Contingent Payments.

If, in the period from the Signing Date until January 31, 2022: (a) the Buyer or an Affiliate of the Buyer ceases to have an interest in Llanos 34 Block for any reason other than as a result of the termination of the E&P Contract, where such termination has not been caused by a breach of the E&P Contract by an Affiliate of the Buyer or an Affiliate of the Buyer exercising a right to terminate the E&P Contract; (b) there is a change of Control of GeoPark, GeoPark Latin America SLU, GeoPark Cooperative, GeoPark Colombia or any successor of such entities with a direct or indirect interest in Llanos 34 Block; (c) the Buyer or any of its Affiliates intentionally reduces the volume of production from Llanos 34 Block other than for a reason consistent with good international oilfield practice; or (d) the Buyer or an Affiliate of the Buyer enters into any transaction, arrangement or understanding that materially adversely affects the Seller's entitlement or ability to receive a Contingent Payment, then the Buyer shall pay the Seller an amount equal to $15,000,000 less the amount of any Contingent Payments that have been paid by the Buyer to the Seller as at the date of the relevant event or occurrence set out above.

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5.8         Buyer Reporting.

Within twenty (20) Business Days after the end of each calendar month in the period from the Signing Date until January 31, 2022, the Buyer shall send to the Seller a report with respect to the Llanos 34 Block for such calendar month containing the information shown in and otherwise substantially in the form of the sample form attached hereto as Exhibit D.

5.9         Audit Right.

(a)          The Seller shall be entitled to audit the information pertaining to actual oil production of the Buyer and its Affiliates in relation to the Llanos 34 Block delivered pursuant to the reporting obligation set forth in Section 5.8 at any time, but not more than once per year, during 2019, 2020, 2021 and the first six (6) months of 2022 by giving the Buyer fifteen (15) days' notice in writing ("Audit"). The Audit shall be carried out by the Seller or an independent auditor selected by the Seller (the "Auditor"). The Buyer shall (i) cooperate with the Seller and the Auditor, including providing reasonably requested information, giving access to management upon reasonable prior written request and responding to written questions, in each case promptly and without unreasonable delay, and (ii) otherwise do everything reasonably required by the Seller and the Auditor to give effect to the Audit, including in circumstances where, after January 31, 2022, there has been a change of Control of the Buyer or its relevant Affiliate or the Buyer or an Affiliate of the Buyer ceases to have an interest in Llanos 34 Block.

(b)          In the event that there is any discrepancy (a "Discrepancy") between a report provided by the Buyer to the Seller under Section 5.8 and the result of the Audit conducted by the Auditor, the following procedure shall apply: (i) the Seller shall give notice of the Discrepancy to the Buyer; (ii) each Party shall appoint a designated representative with authority to resolve the issue (an "Authorized Representative") and both such Authorized Representatives shall attempt in good faith, through discussion and negotiation, to resolve such Discrepancy within thirty (30) days following written notice of the Discrepancy from the Seller to the Buyer. If the Authorized Representatives are not able to resolve or decide the Discrepancy, the Parties agree to submit the Discrepancy to administered expert proceedings in accordance with the Rules for the Administration of Expert Proceedings of the International Chamber of Commerce (https://iccwbo.org/dispute-resolution-services/experts/administration-experts-proceedings/rules-for-the-administration-of-expert-proceedings/). The expert proceedings shall be conducted in the city of New York, New York, United States of America and the language of such proceedings shall be English. The Parties agree that the findings of the expert and the expert's determination with respect to the Discrepancy shall be final and contractually binding upon each of them. Neither Party shall have any right to submit the Discrepancy or the findings or determination of the expert to arbitration in accordance with the provision of Section 8.4 of this Agreement, or otherwise to appeal or contest the expert's finding and determination.

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(c)          If the expert's finding and determination of the Discrepancy results in a Contingent Payment being triggered, then the Buyer shall pay the Seller the Contingent Payment(s) due and payable for the year that is the subject of the Audit within five (5) Business Days of such determination being made.

(d)          The cost of the Audit will be borne by the Seller unless there is a Discrepancy that is resolved either by the Authorized Representatives or the expert in the Seller's favor, in which case the cost of the Audit will be borne by the Buyer. The filing fee and any other cost associated with the International Chamber of Commerce's Administration of Expert Proceedings (including, without limitation, the costs and expenses of the expert) shall be borne by the Parties in accordance with the applicable rules thereunder.

ARTICLE VI.

CONDITIONS PRECEDENT

6.1         Conditions Precedent to the Obligations of Buyer.

The obligation of the Buyer to consummate the Acquisition is subject to satisfaction or waiver by the Buyer, in its sole discretion, of the following conditions:

(a)          Representations and Warranties. The representations and warranties of the Seller contained in this Agreement shall be true and correct on the Signing Date (unless any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects on such earlier date).

(b)          Performance. The Seller shall have performed and complied, in all material respects, with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by the Seller at or before the Closing.

(c)          Litigation; Orders and Laws. There shall not be any Actions (filed by a Person other than the Buyer or any of its Affiliates) or Law or Order restraining, enjoining or otherwise prohibiting or making illegal or threatening to restrain, enjoin or otherwise prohibit or make illegal the consummation of the Acquisition.

(d)          Closing Deliverables. The Buyer shall have received all the items set forth in Section 2.4(a).

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6.2         Conditions Precedent to the Obligations of Seller.

The obligation of the Seller to consummate the Acquisition is subject to the satisfaction or waiver, by Seller in its sole discretion (as applicable in each case), of the following conditions:

(a)          Representations and Warranties. The representations and warranties of the Buyer contained in this Agreement shall be true and correct on the Signing Date (unless any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects on such earlier date).

(b)          Performance. The Buyer shall have performed and complied, in all material respects, with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by the Buyer at or before the Closing.

(c)          Litigation; Orders and Laws. There shall not be any Actions (filed by a Person other than the Seller or any of their Affiliates) or Law or Order restraining, enjoining or otherwise prohibiting or making illegal or threatening to restrain, enjoin or otherwise prohibit or make illegal the consummation of the Acquisition.

(d)          Closing Deliverables. The Seller shall have received all the items set forth in Section 2.4(b).

ARTICLE VII.

SURVIVAL; INDEMNIFICATION

7.1         Survival.

(a)          The provisions of Sections 5.1 (Confidentiality), 5.2 (Public Announcement), 7.11 (Exclusive Remedy), 7.12 (Other Remedies), 8.1 (Amendment; Waiver), 8.2 (Expenses), 8.4 (Governing Law; Arbitration; Consent to Jurisdiction), 8.5 (Notices), 8.6 (Entire Agreement) and 8.9 (Binding Effect; Assignment) of this Agreement shall survive the performance of this Agreement and continue and remain in force and effect.

(b)          The representations and warranties of Seller and Buyer contained herein and all claims with respect thereto shall terminate upon the expiration of six (6) months after the Signing Date, it being understood that in the event that notice of any claim for indemnification under this Article VII with respect to a breach or inaccuracy of a representation or warranty has been given pursuant to Sections 7.4 or 7.5, as the case may be, within the survival period, the representations and warranties that are the subject of such indemnification claim (and the right to pursue such claim) shall survive with respect to such claim until such time as such claim is finally resolved. The indemnity in Section 7.2(a)(ii) and all claims with respect thereto shall terminate upon the expiration of three (3) years after the Signing Date, it being understood that in the event that notice of any claim for indemnification under Section 7.2(a)(ii) has been given pursuant to Sections 7.4 or 7.5, as the case may be, within the survival period, the right to pursue such claim shall survive until such time as such claim is finally resolved. Any claim for indemnification under this Article VII with respect to a breach or inaccuracy of a representation or warranty or with respect to Section 7.2(a)(ii) must be delivered prior to the expiration of the applicable survival term set forth in this Section 7.1.

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(c)          It is the intention of the Parties that the survival periods set forth in this Section 7.1 supersede any otherwise applicable statute of limitations, including with respect to any claim in relation to the representations and warranties contained herein; provided that in no event shall the stated survival periods in this Section 7.1 apply in the case of fraud, gross negligence or willful misconduct.

7.2         Indemnification by Seller.

(a)          From and after the Closing and subject to the provisions of Section 7.1 and this Section 7.2, Seller shall indemnify, defend and hold harmless the Buyer and each of the Buyer's Representatives (collectively, the "Buyer Indemnified Parties") from, against and in respect of:

(i)          any and all damages, losses, charges, Liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, and costs and expenses (including reasonable attorneys' fees and reasonable out-of-pocket disbursements) (collectively, "Losses") imposed on, sustained, incurred or suffered by, or asserted against, any of the Buyer Indemnified Parties, whether in respect of third-party claims, claims between the Parties, or otherwise arising out of or resulting from:

(A) the breach or inaccuracy of any representation or warranty made by Seller herein or any certificates delivered pursuant to this Agreement and any other Transaction Document; and

(B) the breach of any covenant or agreement made by Seller herein; and

(ii)         twenty percent (20%) of any royalty paid after the Signing Date to a Governmental Entity by GeoPark Colombia and/or GeoPark Cooperative or any of their successors in interest to the E&P Contract Controlled by GeoPark in connection with the Llanos 34 Block with respect to the period commencing on December 18, 2012 and ending on the Signing Date.

(b)          Notwithstanding anything to the contrary contained herein, except with respect to claims based on actual fraud, gross negligence or willful misconduct in which case the limitations under this Section 7.2(b) shall not apply; (i) the indemnification provided in Section 7.2(a)(i)(A) shall be the sole and exclusive post-Closing remedy available to the Buyer Indemnified Parties, as against Seller, for any Losses arising out of or in connection with any breach or alleged breach or inaccuracy of any representation or warranty contained herein; (ii) the indemnification provided in Section 7.2(a)(ii) shall be the sole and exclusive post-Closing remedy available to the Buyer Indemnified Parties, as against Seller, for any Losses described therein, (iii) the maximum aggregate amount of indemnifiable Losses arising out of or resulting from the causes enumerated in Section 7.2(a)(i) and (ii) that may be recovered from Seller under this Agreement shall not exceed the applicable Indemnity Cap; and (iv) none of the Buyer Indemnified Parties shall be entitled to assert any right to indemnification under Section 7.2(a)(i) or (ii) until the aggregate amount of all Losses actually suffered by the Buyer Indemnified Persons exceed the Threshold (whereupon such Buyer Indemnified Party shall be entitled to claim indemnification for the amount of all Losses regardless of the Threshold).

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7.3         Indemnification by Buyer.

(a)          From and after the Closing and subject to the provisions of Section 7.1 and this Section 7.3, Buyer shall indemnify, defend and hold harmless the Seller and each of the Seller's Representatives (collectively, the "Seller Indemnified Parties") from, against and in respect of any and all Losses and Taxes imposed on, sustained, incurred or suffered by, or asserted against, any of the Seller Indemnified Parties, whether in respect of third-party claims, claims between the Parties, or otherwise arising out of or resulting from:

(i)          the breach or inaccuracy of any representation or warranty made by Buyer herein or any certificate delivered pursuant to this Agreement and any other Transaction Document; and

(ii)         the breach of any covenant or agreement made by Buyer herein.

(b)          Notwithstanding anything to the contrary contained herein, except with respect to claims based on actual fraud, gross negligence or willful misconduct in which case the limitations under this Section 7.3(b) shall not apply; (i) the indemnification provided in Section 7.3(a)(i) shall be the sole and exclusive post-Closing remedy available to the Seller Indemnified Parties, as against Buyer, for any Losses arising out of or in connection with any breach or alleged breach or inaccuracy of any representation or warranty contained herein; (ii) the maximum aggregate amount of indemnifiable Losses arising out of or resulting from the causes enumerated in Section 7.3(a)(i) and (ii) that may be recovered from Buyer under this Agreement shall not exceed the applicable Indemnity Cap; and (iii) none of the Seller Indemnified Parties shall be entitled to assert any right to indemnification under Section 7.3(a)(i) or (ii) until the aggregate amount of all Losses actually suffered by the Seller Indemnified Parties exceed the Threshold (whereupon such Seller Indemnified Party shall be entitled to claim indemnification for the amount of all Losses regardless of the Threshold).

(c)          Notwithstanding anything to the contrary contained herein, from and after the Signing Date, the Buyer irrevocably and unconditionally indemnifies and agrees to keep indemnified and hold harmless the Seller Indemnified Parties from any and all Losses that relate to, arise from, or are otherwise in connection with the Seller Equity Interests (including, for the avoidance of doubt, any Losses as a result of any Action related to, arising from, or otherwise connected to the operations of any Subsidiary prior to the Signing Date, other than any Action brought by (i) a Korean Governmental Entity; (ii) a Governmental Entity of any jurisdiction other than Colombia, Chile or the Netherlands; or (iii) any Affiliate of the Seller or any past, current or future shareholder, manager, partner, member, director, officer, employee, agent, consultant or advisor of the Seller or of any of its Affiliates).

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7.4         Third-Party Claim Indemnification Procedures.

(a)          In the event that any written claim or demand for which an indemnifying party (an "Indemnifying Party") may have Liability to any indemnified party (an "Indemnified Party") hereunder is asserted against or sought to be collected from any Indemnified Party by a third party (a "Third-Party Claim"), such Indemnified Party shall promptly (but in no event more than twenty (20) Business Days following receipt of such Third Party Claim) notify the Indemnifying Party in writing of such Third-Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third-Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a "Claim Notice"); provided, however, that the failure to deliver a Claim Notice shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually materially and adversely prejudiced by such failure to deliver a Claim Notice. The Indemnifying Party shall have fifteen (15) Business Days (or such lesser number of days set forth in the Claim Notice as may be required by court proceeding in the event of a litigated matter) after receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third-Party Claim (a "Defense Notice"). Notwithstanding the foregoing, the Indemnifying Party shall not have the right to assume the conduct and control of the settlement or defense of such Third-Party Claim, notwithstanding timely delivery of its Defense Notice pursuant to this Section 7.4 if the Third-Party Claim seeks an injunction or other equitable remedy or if the Indemnified Party shall have been advised by counsel that there are one or more legal or equitable defenses available to the Indemnified Party and, in the reasonable opinion of the Indemnified Party, counsel for the Indemnifying Party could not adequately represent the Indemnified Party's interests because they conflict with those of the Indemnifying Party.

(b)          The Indemnifying Party may contest and defend the claim. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third-Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense, with counsel reasonably satisfactory to the Indemnified Party at the Indemnifying Party's expense. Once the Indemnifying Party has duly assumed the defense of a Third-Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense. The Indemnified Party shall participate in any such defense at its expense unless: (i) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them; or (ii) the Indemnified Party assumes the defense of a Third-Party Claim after the Indemnifying Party has failed to diligently pursue a Third-Party Claim it has assumed, as provided in Section 7.4(c)(iii), in which case the Indemnifying Party shall be liable for the reasonable fees and expenses of one separate counsel (in addition to any necessary local counsel). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third-Party Claim on a basis that would result in: (A) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates; (B) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates; (C) a finding or admission that would be reasonably likely to have an adverse effect on other claims made or threatened against the Indemnified Party or any of its Affiliates of which the Indemnifying Party has actual (as opposed to constructive) Knowledge; (D) any monetary liability of the Indemnified Party that will not be promptly paid or reimbursed by the Indemnifying Party; or (E) any non-monetary condition or obligation being imposed on any Indemnified Party or any of its Affiliates.

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(c)          If the Indemnifying Party (i) elects not to defend the Indemnified Party against a Third-Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise, (ii) is not entitled to defend the Third-Party Claim as a result of the Indemnified Party's election to defend the Third-Party Claim as provided in Section 7.4(a) or (iii) after assuming the defense of a Third-Party Claim, fails to take reasonable steps necessary to defend diligently such Third-Party Claim within ten (10) Business Days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense, it being understood that the Indemnified Party's right to indemnification for a Third-Party Claim shall not be adversely affected by assuming the defense of such Third-Party Claim.

(d)          The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third-Party Claim, including by providing access to each other's relevant business records and other documents and employees, it being understood that the reasonable external out-of-pocket costs and expenses incurred by the Indemnified Party relating thereto shall be considered Losses. The Indemnified Party and the Indemnifying Party shall keep each other fully informed with respect to the status of such Third-Party Claim, including by promptly furnishing any relevant third-party communications received by the Indemnifying Party.

(e)          The Indemnified Party and the Indemnifying Party shall use reasonable best efforts to avoid production of Confidential Information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

7.5         Direct Claims.

If an Indemnified Party wishes to make a claim for indemnification hereunder for a Loss or Tax that does not result from a Third-Party Claim (a "Direct Claim"), the Indemnified Party shall promptly notify the Indemnifying Party in writing of such Direct Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Direct Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto. The failure to notify the Indemnifying Party of a Direct Claim shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually materially and adversely prejudiced by such failure to provide such notice. The Indemnifying Party shall have a period of thirty (30) days within which to respond to such Direct Claim. If the Indemnifying Party rejects all or any part of the Direct Claim, the Indemnified Party shall be free to seek enforcement of its rights to indemnification under this Agreement with respect to such Direct Claim.

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7.6         Damages.

The Parties acknowledge that Losses and indemnifiable Taxes shall not include punitive, incidental, consequential, indirect, special or exemplary damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, except to the extent such Losses and Taxes are recovered by a third party against an Indemnified Party hereunder.

7.7         Adjustments to Losses and Indemnifiable Taxes.

(a)          Insurance. In calculating the amount of any Loss and indemnifiable Tax, the proceeds received or reasonably expected to be received by the Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person, in each case relating to the Third-Party Claim or the Direct Claim, net of any actual costs, expenses or premiums incurred in connection with securing or obtaining such proceeds, shall be deducted, except to the extent that the adjustment itself would excuse, exclude or limit the coverage of all or part of such Loss or indemnifiable Tax. The Indemnified Party shall use its commercially reasonable efforts to recover under any insurance policies or similar arrangements for any Losses and indemnifiable Taxes prior to seeking indemnification under this Agreement.

(b)          Reimbursement. If an Indemnified Party recovers an amount from a third party in respect of a Loss or Tax that is the subject of indemnification hereunder after all or a portion of such Loss or Tax has been paid by an Indemnifying Party pursuant to this Article VII, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Loss or Tax, plus the amount received from the third party in respect thereof, minus (ii) the full amount of the Loss or Tax.

(c)          Recovery. Neither a Buyer Indemnified Party, nor the Buyer Indemnified Parties as a group or class, shall be entitled to recover from Seller pursuant to this Article VII more than once in respect of the same Losses or Taxes suffered; and neither a Seller Indemnified Party, nor the Seller Indemnified Parties as a group or class, shall be entitled to recover from Buyer pursuant to this Article VII more than once in respect of the same Losses or Taxes suffered. Neither Seller nor Buyer shall be liable for any Losses or Taxes in respect of any Liability or Loss which is contingent unless and until such contingent Liability or Loss becomes an actual Liability or Loss. Nothing in this Section 7.7(c) shall limit the ability of any Indemnified Party to submit a claim in accordance with this Article VII.

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(d)          Mitigation. Each Buyer Indemnified Party and Seller Indemnified Party shall use its commercially reasonable efforts to mitigate any indemnifiable Loss and Tax.

(e)          Knowledge. A Party shall not be liable under this Article VII for any Losses based upon or arising out of any inaccuracy in, or breach of, any of the representations or warranties of that Party contained in this Agreement if the other Party had actual (as opposed to constructive) Knowledge of such inaccuracy or breach prior to Closing.

7.8         Payments.

The Indemnifying Party shall pay all amounts payable pursuant to this Article VII, in immediately available funds, to an account specified by the Indemnified Party following receipt from an Indemnified Party of a bill, together with all accompanying reasonably detailed supporting documentation, for a Loss or Tax that is the subject of indemnification hereunder. In any event, the Indemnifying Party shall pay to the Indemnified Party the amount of any Loss or Tax for which it is liable hereunder, in immediately available funds, to an account specified by the Indemnified Party no later than fifteen (15) days following any Final Determination of such Loss or Tax and the Indemnifying Party's liability therefor. A "Final Determination" shall exist when: (a) the parties to the dispute have reached an agreement in writing; (b) a court of competent jurisdiction shall have dismissed with prejudice or entered a final and non-appealable order or judgment or; (c) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.

7.9         Characterization of Indemnification Payments.

All payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to Section 7.2 or 7.3 shall be treated as adjustments to the consideration paid pursuant to the transactions contemplated hereby for Tax purposes.

7.10       Tax Benefits and Tax Detriments.

An Indemnified Party's right to indemnification pursuant to Section 7.2 and Section 7.3 on account of any Losses and Taxes will be (i) reduced by the net amount of the Tax benefits actually realized by any such Indemnified Party by reason of the related Losses or Taxes (including any Tax benefit arising in subsequent taxable years) and (ii) increased by the amount of any Tax costs incurred in connection with the payment of, or in connection with the receipt of, the indemnity payment (including any Tax costs arising in subsequent taxable years), in each case, as actually realized by the Indemnified Party.

7.11       Exclusive Remedy.

To the fullest extent permitted by applicable Law, except as set forth in this Section 7.11, the rights and remedies of the Parties set forth in this Article VII are sole and exclusive and in lieu of any and all other rights and remedies that any party may have under this Agreement, at Law, or otherwise against each other with respect to the transactions contemplated hereby, and each expressly waives any and all other rights, remedies and causes of action it or its Affiliates may have against the other Party or its Affiliates now or in the future under any Law with respect to the subject matter hereof, except for any and all rights and remedies at Law or in equity or otherwise for or in respect of claims arising from or relating to a Party's or its Affiliates' fraud, gross negligence or willful misconduct.

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7.12       Other Remedies.

In the event of any default in any payment obligation by a Party ("Defaulting Party") under this Agreement, the other Party ("Non-Defaulting Party") shall be entitled at any time during which such default is continuing to exercise all rights and remedies available to such Non-Defaulting Party under this Agreement, at law or in equity. The Defaulting Party, inter alia, will continue to be liable for any default amount and default interest calculated daily at the rate of ten percent (10%) per annum on that default amount until such payment obligation is duly fulfilled by the Defaulting Party.

ARTICLE VIII.

MISCELLANEOUS AND GENERAL

8.1         Amendment; Waiver.

Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Seller and Buyer, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

8.2         Expenses.

Except as may be otherwise specified in the Transaction Documents, all costs and expenses, including fees and disbursements of counsel, financial and other advisers and accountants, incurred in connection with the negotiation, execution and delivery of the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents to occur at Closing shall be paid by the Person incurring such costs and expenses, whether or not the Closing shall have occurred.

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8.3         Counterparts.

This Agreement may be executed in any number of counterparts, each such counterpart, including those received via facsimile transmission or email, being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

8.4         Governing Law; Arbitration; Consent to Jurisdiction.

(a)          This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York (including Section 5-1401 of the New York general obligations law), without giving effect to any conflict of law rules thereof that would require or permit the application of the law of any other jurisdiction.

(b)          The Parties hereby agree that any controversy or claim arising out of this Agreement between Seller, on the one hand, and Buyer, on the other, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The seat of the arbitration shall be in the city of New York, New York, United States of America and the language of arbitration shall be English. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Each of the Parties hereto knowingly, voluntarily and irrevocably submits to the jurisdiction of each such court in any such action or proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum. Each Party further agrees that service of any process, summons, notice or document by registered or certified mail or internationally recognized courier service to its address set forth in Section 8.5, or by any means reasonably calculated to effect notice, will be effective service of process for any action or proceeding brought against the other Party in any such court.

8.5         Notices.

Any notice, request, instruction or other document to be given hereunder by any Party to any other Party shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or overnight courier:

If to Seller:

LG International Corporation

LG Twin Tower, 128 Yeoui-daero, Yeongdeungpo-gu

Seoul 07336, Korea

Attention: Sanggeun Kim

Fax: +82-2-3773-5839

Phone: +82-2-3773-5154

Email: sgkim@lgi.co.kr

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If to Buyer:

GeoPark Limited

Nuestra Señora de Los Ángeles, 179 Las Condes, Chile

Attention: Pedro Aylwin Chiorrini

Fax: +56 22429600

Phone: +56 22429600

Email: paylwin@geo-park.com

or to such other Persons or addresses as may be designated in writing by the Party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

8.6         Entire Agreement.

This Agreement (together with the exhibits hereto and the other Transaction Documents) constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof. Each Party agrees that, except for the representations and warranties contained in this Agreement and the other Transaction Documents, neither Buyer nor Seller makes or relies on any other representations, warranties or inducements, and each hereby disclaims any other representations, warranties or inducements, express or implied, as to the accuracy or completeness of any other information, made by, or made available by, itself or any of its Representatives, with respect to, or in connection with, the negotiation, execution or delivery of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, notwithstanding the delivery or disclosure to the other Party or the other Party's Representatives of any documentation or other information with respect to any one or more of the foregoing; provided, however, that none of the foregoing shall operate to limit the liability of any other Person in respect of any claim or cause of action based on or arising out of fraud, gross negligence or willful misconduct. No Party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein.

8.7         No Third-Party Beneficiaries.

Except as otherwise provided in Article VII, the Parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Party, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein or in another Transaction Document.

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8.8         Severability.

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

8.9         Binding Effect; Assignment.

This Agreement shall be binding upon and inure to the benefits of the Parties and their respective successors and permitted assigns. No Party may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other Party, which it may grant or withhold in its sole discretion.

8.10       Relationship of Parties.

Nothing contained herein shall, or shall be deemed to, constitute a partnership, joint venture or agency agreement between Seller and Buyer.

8.11       Fulfillment of Obligations.

Any obligation of any Party to any other Party under this Agreement, which obligation is performed, satisfied or fulfilled completely by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective duly authorized representatives.

GEOPARK LIMITED

By	/s/ Pedro Aylwin Chiorrini
	Name:	Pedro Aylwin Chiorrini
	Title:	Legal Representative

GEOPARK LATIN AMERICA S.L.U.

By	/s/ Pedro Aylwin
	Name:	Pedro Aylwin
	Title:	Director

By	/s/ Leticia Salama
	Name:	Leticia Salama
	Title:	Director

GEOPARK CHILE S.A.

By	/s/ Pedro Aylwin Chiorrini
	Name:	Pedro Aylwin Chiorrini
	Title:	Legal Representative

GEOPARK LATIN AMERICA LIMITED AGENCIA EN CHILE

By	/s/ Pedro Aylwin Chiorrini
	Name:	Pedro Aylwin Chiorrini
	Title:	Legal Representative

Sale and Purchase Agreement Execution Page

LG INTERNATIONAL CORPORATION

By	/s/ Eungkyu Lee
	Name:	Eungkyu Lee
	Title:	VP, Head of O&G Business Division

Sale and Purchase Agreement Execution Page